UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 31, 2011

TALEO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 452-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 31, 2011, Taleo Corporation (“Taleo”) entered into an Acquisition Agreement for Plan of Arrangement (the “Acquisition Agreement”) by and among Taleo, Taleo Acquisition Corp., a British Columbia corporation and wholly-owned subsidiary of Taleo (“Sub”), and Cytiva Software Inc., a British Columbia corporation (“Cytiva”). The Acquisition Agreement provides that, upon the terms and subject to the conditions set forth in the Acquisition Agreement, Taleo will acquire Cytiva through the acquisition by Sub of each outstanding security of Cytiva (the “Acquisition”).

Pursuant to the Acquisition Agreement, Taleo will pay consideration consisting of approximately $11.0 million Canadian dollars in cash in exchange for all of the outstanding securities of Cytiva. Taleo will not assume any options to acquire Cytiva’s common shares. All options to acquire Cytiva’s common shares will become immediately vested, cancelled and converted into a right to receive an amount in cash.

The Acquisition has been approved by both companies’ boards of directors and is subject to the approval of Cytiva’s shareholders, the approval of the British Columbia court, regulatory approvals and customary closing conditions. The Acquisition Agreement contains certain termination rights for both Taleo and Cytiva.

The foregoing description is qualified in its entirety by reference to the Acquisition Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01	Other Events

On February 1, 2011, Taleo issued a press release announcing that it entered into a definitive agreement to acquire Cytiva. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
2.1	Acquisition Agreement for Plan of Arrangement dated January 31, 2011, by and among Taleo Corporation, Taleo Acquisition Corp. and Cytiva Software Inc.
99.1	Press release dated February 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/s/ Douglas C. Jeffries
Douglas C. Jeffries Executive Vice President and Chief Financial Officer

Date: February 1, 2011

EXHIBIT INDEX

Exhibit No.	Description
2.1	Acquisition Agreement for Plan of Arrangement dated January 31, 2011, by and among Taleo Corporation, Taleo Acquisition Corp. and Cytiva Software Inc.
99.1	Press release dated February 1, 2011